Exhibit 23.15

Consent of Wade Brunham

Reference is made to the Registration Statement on Form S-8 and any amendments thereto, and the documents incorporated by reference therein (the “Registration Statement”) of Orla Mining Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

I, Wade Brunham, consent to (i) the inclusion and incorporation by reference in the Registration Statement, including any amendments or supplements thereto, of references to and information derived or summarized from the technical report dated effective January 18, 2022, entitled “Project Pre-Feasibility Updated NI 43-101 Technical Report on the Cerro Quema Project Province of Los Santos, Panama” (the “Technical Report”), or portions thereof, that was prepared by me, that I supervised the preparation of and/or was reviewed and approved by me and (ii) the use of and references to my name, including as an expert or "qualified person", in connection with the Technical Report or the Registration Statement, including any amendments or supplements thereto.

/s/ Wade Brunham
Wade Brunham, M.Sc. PWS, R.P. Bio.

Dated: May 24, 2023